COOPER TIRE & RUBBER COMPANY
                ----------------------------------------

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                ----------------------------------------


TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Cooper Tire & Rubber Company will be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 6, 1997, at 10:00 a.m. Eastern Daylight Time for the following purposes:

     (1)  To elect three (3) Directors of the Company.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 10, 1997, are entitled to notice and to vote at the Annual
Meeting.


                                     BY ORDER OF THE BOARD OF DIRECTORS
                                                         Stan C. Kaiman
                                                              Secretary

Findlay, Ohio
March 25, 1997

     Kindly mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. If you are present and vote in person at the meeting, the proxy will not be used.

                      COOPER TIRE & RUBBER COMPANY
              Lima & Western Avenues, Findlay, Ohio 45840
                             March 25, 1997
                            ----------------
                            PROXY STATEMENT
                            ----------------
                          GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the "Company") to be used at the Annual Meeting of the stockholders of the Company to be held on May 6, 1997, at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance therewith. Abstentions and broker nonvotes are voted neither "for" nor "against", but are counted in the determination of a quorum. Any proxy may be revoked at any time, to the extent that it has not been exercised, by written notice to the Company prior to the meeting, or by execution of a new proxy or by voting by ballot at the meeting.

     Only stockholders of record on March 10, 1997, will be entitled to vote at the Annual Meeting, and each will be entitled to one vote for each share so held. As of March 10, 1997, there were 79,254,772 shares of the Company's Common Stock outstanding. Holders of a majority of the stock of the Company issued and outstanding and entitled to vote must be present or represented by proxy at the Annual Meeting to form a quorum for the transaction of business thereat.

     The only matter anticipated to be voted upon by stockholders at the meeting is election of three (3) Directors (Agenda Item 1). The affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for election of each Director.

                             Agenda Item 1
                         ELECTION OF DIRECTORS

     The Bylaws of the Company provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year. By vote of a majority, the Board of Directors has the authority to fix the number of Directors constituting the entire Board at not less than six (6) nor more than twelve (12) individuals, and the number is currently set at ten (10). Three Directors are to be elected to the class having terms expiring this year and shall serve for a three-year term expiring in 2000 and until their respective successors are elected and qualified.

     Unless otherwise specified, the persons named as proxies in the enclosed form of proxy intend to vote for the nominees hereinafter indicated. Although the Board of Directors does not contemplate that any such nominee shall be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is presently intended that the proxies shall be voted for such other person as the Board of Directors may recommend.
(continued)

     Of the nominees to be elected at the Annual Meeting, Patrick W. Rooney has been serving as a Director and has previously been elected by vote of the stockholders. John H. Shuey was elected a Director on November 7, 1996 to serve the unexpired term of Ivan W. Gorr, who retired from the Board of Directors the same day. John F. Meier has not been serving as a Director of the Company; he is a nominee for the position as a result of Delmont A. Davis' having chosen not to stand for reelection. A brief statement of the background of each nominee and each Director who is not a nominee is set forth on the following pages, including for each the period of service as a Director of the Company and the expiration date of the term as a Director.

                         NOMINEES FOR DIRECTOR
                         ----------------------
JOHN F. MEIER                     Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                                Libbey Inc.

     Mr. Meier, age 49, has been Chairman and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since it became public in 1993. From December, 1990 to June, 1993, he was a Vice President of Owens-Illinois, Inc. and Executive Vice President and General Manager of its subsidiary, Libbey Glass Inc. His service at Owens-Illinois, Inc. began in 1970 and included various marketing and sales positions. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a director of Keybank, Northwest Region, in Toledo, Ohio and is a member of the Board of Trustees of The Toledo Hospital.

                 Nominee for Term to Expire        2000

PATRICK W. ROONEY                  Chairman of the Board, President and
(PHOTOGRAPH)                                    Chief Executive Officer

     Mr. Rooney, age 61, was elected Chairman of the Board and Chief Executive Officer in 1994. He joined the Company in 1956, became general sales manager of the Cooper brand division in 1965, Vice President of the Tire Division in 1969, Vice President of the Company in 1987, President of the Tire Division in 1990, and President and Chief Operating Officer in 1991. A graduate of The University of Findlay with a B.S. degree in Business Administration, Mr. Rooney also completed the Harvard Advanced Management Program. He is a director of the Ohio Bank, Alltrista Corporation, and Huffy Corporation, and is Chairman of the Board of Trustees of The University of Findlay.

                 Director Since                    1990
                 Nominee for Term to Expire        2000

JOHN H. SHUEY                    President and Chief Executive Officer,
(PHOTOGRAPH)                              Amcast Industrial Corporation

     Mr. Shuey, age 51, joined Amcast Industrial Corporation in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a Director in 1994, and Chief Executive Officer in 1995. Amcast produces fabricated metal products, valves and controls, and cast and tubular metal products. Prior to joining Amcast, he held executive positions at The Trane Company, American Standard, and AM
(continued)                         3

International. Mr. Shuey has a B.S. degree in industrial engineering and an MBA degree, both from the University of Michigan.

                 Director Since                   1996
                 Nominee for Term to Expire       2000


                     DIRECTORS WHO ARE NOT NOMINEES
                     ------------------------------
ARTHUR H. ARONSON                             Executive Vice President,
(PHOTOGRAPH)                            Allegheny Teledyne Incorporated

     Mr. Aronson, age 61, joined Allegheny Ludlum Corporation in 1988 as Executive Vice President and was elected as a director in 1990. Mr. Aronson was elected President and Chief Executive Officer in 1994, and in 1996 was named to his present position with the successor corporation, Allegheny Teledyne Incorporated, where he also serves as President of the Metals Segment. Prior experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products. He is a director of Allegheny Teledyne Incorporated and a trustee of Carnegie Mellon University. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. degree in Metallurgy from M.I.T.

                 Director Since                   1995
                 Expiration of Term               1998

EDSEL D. DUNFORD                          Retired (Former President and
(PHOTOGRAPH)                          Chief Operating Officer, TRW Inc.)

     Mr. Dunford, age 61, was elected President and Chief Operating Officer of TRW, Inc. and named to its Board of Directors in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including executive vice president and general manager of TRW's space and defense businesses. He holds a B.S.E.E. degree from the University of Washington and a master of engineering degree from UCLA, and completed the Executive Program at Stanford University. A member of a number of professional organizations, Mr. Dunford is also a director of Thiokol Corporation and Blade Acquisition Corporation. He serves as Chairman of the Board of Councilors at the University of Southern California.

                  Director Since                   1994
                  Expiration of Term               1999

JOHN FAHL                                                Vice President
(PHOTOGRAPH)
     Mr. Fahl, age 60, began his career with the Company in 1955, holding various positions in technical, manufacturing, and transportation before joining the purchasing department in 1962. He was named Corporate Director of Purchasing in 1966, was elected a Vice President in 1978, and in 1994 was named President, Tire Operations. He attended Denison University and is a graduate of advanced management programs at Bowling Green State University and Harvard University. Mr.

(continued)

Fahl is a director of The Peoples Banking Company in Findlay, Ohio and of Rurban Financial Corp. in Defiance, Ohio.

                 Director Since                   1992
                 Expiration of Term               1999

DEBORAH M. FRETZ        Senior Vice President, Lubricants and Logistics
(PHOTOGRAPH)                                           Sun Company, Inc.

     Ms. Fretz, age 48, was named Senior Vice President, Logistics, of Sun Company, Inc., an energy company, in 1994. Since joining Sun Company in 1977, she has served in a variety of management positions including President of Sun Pipe Line Company and Sun Marine Terminals from 1991 to 1994; these Sun Company subsidiaries transport and store crude oil and refined petroleum products. Named to her current position in 1997, she is responsible for the Lubricants business as well as all Sun Company transportation-related businesses, including pipelines, terminalling, trucking, rail and marine. She is a director of GATX Corporation. Ms. Fretz earned a B.S. degree in Biology/Chemistry from Butler University and an M.B.A. in Finance from Temple University, and completed the Senior Executive Program at the M.I.T. Sloan School.

                 Director Since                   1996
                 Expiration of Term               1999

DENNIS J. GORMLEY          Former Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                  Federal-Mogul Corporation

     Mr. Gormley, age 57, joined Federal-Mogul Corporation, a global manufacturer and distributor of precision parts, in 1963. He held sales management, corporate planning, and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer, and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Federal-Mogul Corporation's principal products are vehicular and industrial components. Mr. Gormley is a director of NBD Bank. He is a graduate of Rensselaer Polytechnic Institute with a B.S.M.E. degree.

                 Director Since                   1991
                 Expiration of Term               1999

ALLAN H. MELTZER                                University Professor of
(PHOTOGRAPH)                       Political Economy and Public Policy,
                                             Carnegie-Mellon University

     Dr. Meltzer, age 69, is a graduate of Duke University and received M.A. and Ph.D. degrees from the University of California at Los Angeles. His honors include: election to Phi Beta Kappa; Fulbright Scholar (France); Social Science Research Fellow; Ford Faculty Research Fellow; Ford Foundation Visiting Professor, University of Chicago; and distinguished achievement award, UCLA. The author of approximately 200 books and papers published in professional journals, Dr. Meltzer has been a visiting professor at a number of other universities in the U.S. (continued) and abroad. He is a director of Advanced Materials Group, Inc., a manufacturer of high-technology plastics, and Stillhalter Vision A.G., a Swiss mutual fund. He has been a consultant to both the executive and legislative branches of the U.S. Government and to foreign central banks and governments.

                  Director Since                   1983
                  Expiration of Term               1998

J. ALEC REINHARDT                              Executive Vice President
(PHOTOGRAPH)                                and Chief Financial Officer

     Mr. Reinhardt, age 55, was elected Executive Vice President of the Company in 1991, having served as Chief Financial Officer since 1983 and as Vice President since 1982. He served as Secretary from 1977 to 1986 and as General Counsel from 1976 to 1983. Prior to joining the Company in 1976, he had been Secretary and Assistant General Counsel of White Motor Corporation. Mr. Reinhardt is a graduate of the University of Cincinnati with a B.S.E.E. degree and has earned M.B.A. and J.D. degrees from the Ohio State University. He is a director of the Fifth Third Bank of Northwestern Ohio, N.A.

                  Director Since                    1983
                  Expiration of Term                1998

Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 18 of this proxy statement.

             EXECUTIVE COMPENSATION AND RELATED INFORMATION

   Audit and Compensation Committee Report on Executive Compensation

     This report is submitted by all members of the Audit and Compensation Committee (the "Committee"), for inclusion in this proxy statement, to explain the Committee's policies applicable to the 1996 compensation reported for the Company's executive officers.

Philosophy and Overview

     The following objectives guide the Company's policies regarding executive compensation:
-  To support the attainment of desired Company performance.
- To provide compensation that will attract and retain superior talent and reward performance.
- To align the executive officers' interests with the success of the Company by placing a significant portion of compensation at risk.

     The compensation of the Company's executive officers has three components - (a) cash remuneration in the form of salaries and annual incentive bonuses directly related to financial performance measures,
(b) long-term incentive opportunities in the form of stock options, and
(c) other benefits typically offered to employees by major corporations.

(continued)

The Committee has responsibilities for the first two components. It recommends to the Board of Directors the cash remuneration for the Company's executive officers and grants options, without further action by the Board of Directors, under the Company's stock-based compensation plans. The third component is discussed briefly below under the heading "Other Compensation Plans".

Salaries and Bonuses

     Salaries and incentive bonuses paid to the Company's executive officers for 1996 were based upon a program which has been followed each year since 1973. Prior to the start of a fiscal year, average compensation levels are determined for the executive officer positions based upon published compensation data and independent surveys relating to similar size firms, as well as the relative executive officers' contributions to Company performance. Company goals defining minimum, average and excellent performance are established considering operational plans, competitive industry information, and prevailing economic conditions.

     Base salaries for the Chief Executive Officer and the other executive officers are then set at levels lower than the average compensation levels. For results at or below minimum performance, the executive officers' salaries would be as much as 30% below average compensation levels, and no incentive bonuses would be earned. For results between the minimum performance goal and the excellent performance goal, incentive bonuses would be paid on a graduated scale in addition to base salaries. For excellent performance goal attainment, the executive officers' cash remuneration, including base salaries and incentive bonuses, may be as much as 30% above average compensation levels; additional incentive bonuses are earned for exceptional performance above the excellent performance goal.

     Thus, compared to other employees, executive officers have a significant portion of their cash remuneration at risk in the event of results below the average performance goal. Beginning with results above the minimum performance goal, incentive bonuses increase cash remuneration such that at the average performance goal, executive officers' cash remuneration reaches the average compensation levels determined earlier. Greater than average cash remuneration is earned only as results increase further, toward or beyond the excellent performance goal.

     Performance measurement, for purposes of the program, is return on stockholders' equity ("ROE") for officers with primarily corporate responsibilities and return on assets managed ("ROAM") for officers with primarily operational responsibilities. ROE is calculated by dividing the total net income for the year by the total stockholders' equity at the beginning of the year. ROAM is calculated by dividing pretax income before interest, net of state and local income taxes, by an average of controlled assets. ROAM, like ROE, is a measurement of employees' success in utilizing resources but, unlike ROE, focuses on specific assets.


(continued)

     Thus, for any fiscal year the incentive bonus for each executive officer results from measured performance under a formula-driven program determined in advance of that fiscal year, rather than from a subjective evaluation of performance made during or after that fiscal year. The program applies to all executive officers, including the Chief Executive Officer.

     The specifics of the program for total cash remuneration, including salaries and incentive bonuses, for executive officers for 1996 was established in late 1995, along with ROE and ROAM performance goals applicable to the program for 1996. Incentive bonuses were based upon the Company's performance for 1996, as measured by the ROE and ROAM performance attained for the year.

     ROE for fiscal year 1996 was 14.4%, which exceeded the average performance goal. In accordance with the program explained above, Mr. Rooney's cash remuneration as Chairman of the Board, President and Chief Executive Officer was 27% above the average compensation level determined for that position.

     Average compensation levels for the executive officers for 1996 were based upon published data compiled by an independent firm, including data for companies of a size comparable to the Company. Later in this proxy statement there appears a performance graph including an Auto Parts Index. The companies involved in the published data and in the Auto Parts Index were not identical, although both may include some of the same companies' data.

     The Committee believes the program structure explained above has consistently provided a fair and appropriate relationship between Company performance and the cash remuneration of its executive officers.

For that reason, the Committee authorized the continuation of the program structure for fiscal years 1996 and 1997.

Stock Options

     Stock options are awarded to the Company's key employees, including executive officers, in accordance with plans approved by the stockholders. Plans currently in effect include the 1981 Incentive Stock Option Plan (the "1981 Plan") and the 1986 Incentive Stock Option Plan (the "1986 Plan"). These plans were amended in 1988 to allow the granting of nonqualified stock options as well as incentive stock options; nonqualified stock options are not intended to qualify for the tax treatment applicable to incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of all stock options is equal to the market value of the stock on the date of grant.

     By the terms of each of these plans, no grant of new options may be made following the plan's termination, but some grants made prior to such terminations are still outstanding and may be exercised. At the Annual Meeting held on May 7, 1996, the stockholders of the Company approved and adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan has terms very similar to the 1986 Plan but no longer provides for issuance of stock appreciation rights in tandem with option shares. (continued)

Conceptually, stock option grants are made in amounts related to the participants' cash remuneration, with the relationship increasing with the responsibility levels of the positions involved. The more responsible the position, the greater the number of option grant shares and thus the greater the significance to the participants' total compensation.

     More specifically, the number of shares involved in a particular executive officer's stock option grant is derived by dividing a fixed percentage of that executive officer's average compensation by the fair market value of the Company's stock at or near the grant date. With reference to the Summary Compensation Table presented later in this proxy statement, the fixed percentage of average compensation involved in this calculation for grants during 1996 was 50% for the highest paid officer, 45% for the second highest paid officer, and 35% for the third highest paid officer, with proportional grants for the Company's other officers and key employees. Following the same philosophy indicated above regarding incentive bonuses, the number of shares involved in stock option grants to executive officers is in each case the result of a formula for each position involved and not subjective criteria relating to the particular incumbent.

     In awarding stock options to the Company's key employees, including the executive officers, consideration is given to the number of option shares already outstanding. No stock option grants are made which would cause the total number of outstanding option shares exercisable for the first time during any year, or exercisable at any time, to exceed specified percentages of the outstanding Common Stock of the Company.

     It is the opinion of the Committee that stock option grants constitute an additional tie between the Company's performance and executive compensation and also promote the common long-term interests of the Company's executive officers and its stockholders.

Other Compensation Plans

     The Company has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Committee notes that one of the most important of these benefits plans is the Thrift and Profit Sharing Plan, which includes a Company matching contribution in Company stock dependent upon the profit level of the Company.

Deductibility of Compensation Over $1 Million

     Regulations issued under Section 162(m) of the Code provide that certain compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being "performance-based". The Company believes its incentive bonus and stock option programs, as explained above, clearly meet the spirit of the "performance-based" requirement. However, no action by the Company is yet required to comply with the regulations, as it is not expected that (continued) the compensation of any executive officer will exceed $1 million during 1997.

     Submitted by the Audit and Compensation Committee of the Company's Board of Directors:
                       Allan H. Meltzer, Chairman
                       Arthur H. Aronson
                       Deborah M. Fretz
                       Dennis J. Gormley

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ending December 31, 1994, 1995, and 1996, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to Mr. Rooney, the Chairman of the Board, President and Chief Executive Officer, and the four most highly compensated officers other than Mr. Rooney who were serving as executive officers as of December 31, 1996 (the "Named Executive Officers").

                       SUMMARY COMPENSATION TABLE
                                Annual        Long-Term      All Other
                             Compensation    Compensation  Compensation1
                             --------------- ------------  -------------
                                               Number of
                                                shares
                                              underlying
                                                stock
Name and Principal                              option
  Position             Year   Salary   Bonus    awards
-------------------    ----   ------   -----   ---------
Patrick W. Rooney      1996  $431,174  $351,407   16,600      $45,185
Chairman of the Board, 1995   402,639   374,455   11,900       47,012
  President and Chief  1994   298,251   344,693    7,800       39,134
  Executive Officer

J. Alec Reinhardt      1996   320,517   261,222   11,100       33,601
Executive Vice         1995   302,044   280,902    8,000       35,468
  President            1994   251,704   290,898    5,100       32,737

John Fahl              1996   219,550   178,933    5,900       26,615
Vice President         1995   206,793   192,316    4,300       22,483
                       1994   185,386   173,044    2,300       17,779

William S. Klein       1996   257,582   122,124    3,800       22,185
Vice President         1995   243,002   145,373    2,600       22,299
                       1994   227,105   160,309    2,300       24,466

Robert C. Gasser       1996   210,794   153,818    3,800       21,533
Vice President         1995   191,245   134,996    2,700       20,294
                       1994   177,079   124,997    2,300       19,194

(continued)
                                  10

(1) Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Thrift and Profit Sharing Plan and allocations to the Nonqualified Supplementary Benefit Plan which provides benefits otherwise denied participants because of Internal Revenue Code limitations on qualified benefits.

Stock Option Grants

     The following table contains information concerning the grant of stock options under the Company's 1996 Stock Option Plan to the Named Executive Officers during the 1996 fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), a valuation is assigned to each reported option as of the grant date. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be determined only by the market value of the Company's stock at a future date.

                   OPTION GRANTS IN LAST FISCAL YEAR
                                                               Grant Date
                                Individual Grants                Value
                  ------------------------------------------   ----------
                              Percent of
                                total
                  Number of    options
                    shares    granted to                           Grant
                  underlying  employees  Exercise                  date
                   options    in fiscal   price     Expiration    present
Name               granted*     year     per share    date#       value+
----------------- ----------  ---------  --------- -------------  -------
Patrick W. Rooney   16,600      11.8%     $18.50  July 21, 2006  $113,003
J. Alec Reinhardt   11,100       7.9       18.50  July 21, 2006    65,807
John Fahl            5,900       4.2       18.50  July 21, 2006    32,871
William S. Klein     3,800       2.7       18.50  July 21, 2006    15,010
Robert C. Gasser     3,800       2.7       18.50  July 21, 2006    20,102

(*) The options become exercisable for 50% of the shares on the first anniversary of the date of grant and for the balance on the second anniversary of the date of grant.

(#) Subject to earlier expiration if the executive officer ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(+) Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the thirty-seven month period July 1, 1993 through July 31, 1996, (b) a weighted average risk-free rate of return of 6.6%, (c) a dividend yield of 1%, and
     (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissable date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

     The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the 1996 fiscal year and unexercised options held as of the end of the fiscal 1996 year.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES
                                     Number of            Value of
                                  shares underlying  unexercised in-the-
                                 unexercised options  money options2 at
                 Shares          at fiscal year-end    fiscal year-end
                acquired         -------------------  ------------------
                   on      Value  Exercis- Unexercis- Exercis- Unexercise-
Name            exercise realized1  able     able      able       able
--------------- -------- -------- -------- ---------- -------- -----------
Patrick W. Rooney  -        -      41,450    22,550   $110,603  $22,825
J. Alec Reinhardt  -        -      18,100    15,100       -      15,263
John Fahl          -        -      12,750     8,050     18,750    8,113
William S. Klein   -        -       9,900     5,100      9,375    5,225
Robert C. Gasser   -        -      11,950     5,150     18,750    5,225

(1) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the date of exercise less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

(2) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $19.875, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees' Retirement Plan, a qualified defined benefit pension plan, as well as under the Company's Nonqualified Supplementary Benefit Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits.





(continued

                           PENSION PLAN TABLE
                            Years Of Service
                  ------------------------------------------------------
Remuneration   20      25       30       35       40       45       50
------------  ----    ----     ----     ----     ----     ----     ----
$300,000  $ 90,000 $112,500 $135,000 $157,500 $180,000 $202,500 $225,000
 350,000   105,000  131,250  157,500  183,750  210,000  236,250  262,500
 400,000   120,000  150,000  180,000  210,000  240,000  270,000  300,000
 450,000   135,000  168,750  202,500  236,250  270,000  303,750  337,500
 500,000   150,000  187,500  225,000  262,500  300,000  337,500  375,000
 550,000   165,000  206,250  247,500  288,750  330,000  371,250  412,500
 600,000   180,000  225,000  270,000  315,000  360,000  405,000  450,000
 650,000   195,000  243,750  292,500  341,250  390,000  438,750  487,500
 700,000   210,000  262,500  315,000  367,500  420,000  472,500  525,000
 750,000   225,000  281,250  337,500  393,750  450,000  506,250  562,500
 800,000   240,000  300,000  360,000  420,000  480,000  540,000  600,000
 850,000   255,000  318,750  382,500  446,250  510,000  573,750  637,500
 900,000   270,000  337,500  405,000  472,500  540,000  607,500  675,000
 950,000   285,000  356,250  427,500  498,750  570,000  641,250  712,500

     Remuneration in the table above is the average of a participant's annual compensation, as reported in the Summary Compensation Table, during the highest five out of the last ten years of employment. Benefits shown reflect estimated straight-life annuity payments assuming normal retirement at age 65; the benefits are not subject to deduction for Social Security or other offset amounts.

     The credited years of service at normal retirement for each of the executive officers named in the Summary Compensation Table will be as follows: Patrick W. Rooney - 42.3; J. Alec Reinhardt - 30.3; John Fahl
- 46.2; William S. Klein - 32.3;  and Robert C. Gasser - 17.4.

Employment Agreements

     The Company entered into employment agreements with J. Alec Reinhardt, effective January 1, 1987; with Patrick W. Rooney, effective January 1, 1991; and with John Fahl, effective January 1, 1995. The agreements provide for the payment of an annual base salary and for participation in certain employee benefit plans. The current base salaries payable to Messrs. Reinhardt, Rooney and Fahl under the agreements are $336,543, $452,733, and $230,528, respectively, which amounts are reviewed annually and may be increased but not decreased. In addition, these executive officers receive cash bonuses as described earlier in this proxy statement. The initial term of each agreement is four (4) years, with the term being automatically extended for one year each January 1 unless either the Company or the executive officer gives prior written notice of its or his desire not to extend the term. In no event will the term extend beyond the end of the year in which the executive officer's 65th birthday occurs.



(continued)

     The agreements restrict these executive officers from competition with the Company, unless the prior written consent of the Board of Directors is received, and prohibit disclosure of confidential information. In addition, the agreements provide that in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason, the executive officer is entitled to receive severance benefits for the remainder of the term equal to his average annual compensation during the five years prior to the year in which such termination occurs. In the event that any payment of such severance benefits would, under the Internal Revenue Code of 1986, as amended, trigger the imposition of an excise tax on, and the loss of a deduction to the Company or its successors for, all or any part of the payments, such payments shall be reduced until no such excise tax is imposed or deduction lost.

     The agreements also provide (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term, (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the benefits which would have accrued under the Salaried Employees' Retirement Plan or the Nonqualified Supplementary Benefit Plan, based on full vesting and additional service credit, and
(b) the amount of the benefits actually accrued at the date of termination, (iii) a lump sum cash payment equal to the difference between the exercise price of stock options held by the executive officer and the fair market value of the stock subject to such options at the time of termination, and (iv) any legal expenses and fees incurred as a result of his termination of employment. "Cause" under the agreements generally includes the willful failure of the executive officer to substantially perform his duties or the commission of a felony or his engaging in some type of willful misconduct which is materially injurious to the Company. "Good Reason" generally includes any reduction in salary, benefits, an alteration of the executive officer's responsibilities or status, relocation of the Company, and failure of any successor of the Company or its business to assume the employment agreements.

Compensation of Directors

     The Company pays each Director who is not a Company officer an annual retainer of $13,000 together with a $2,500 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are Company Officers receive no additional compensation for serving as Directors. Board meetings were held on seven days during 1996. During 1996, the Audit and Compensation Committee met three times on days other than on a Board meeting day, and the Nominating Committee met once on a day other than on a Board meeting day.

     At the Annual Meeting in 1991, stockholders approved the 1991 Stock Option Plan for Non-Employee Directors. Only Directors who are not present or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") may participate in this Plan; Directors who are present employees of the Company are eligible for participation in the Company's Incentive Stock Option Plans.

(continued)

     The maximum number of shares of the Company's Common Stock which may be issued pursuant to options granted under the Plan is currently 100,000 shares, subject to adjustment for subsequent stock splits, stock dividends, or other specified events. The number of option shares granted to a Non-Employee Director each year is determined pursuant to a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director's total compensation paid by the Company for the previous fiscal year, which percentage is based upon the Company's return on equity for such previous fiscal year.

     The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date, calculated by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on that date. The maximum number of option shares which may be awarded to a Non-Employee Director in any year is currently 1,000. All options granted pursuant to the Plan are unexercised, except that an option for 236 shares was exercised during 1993. The current number of unexercised shares for each Director is indicated in the table on page 15 of this proxy statement.

Five-Year Stockholder Return Comparison

     The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poors ("S&P") 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose the S&P Auto Parts After Market Index as the most appropriate of the nationally recognized industry standards and used that index for its stockholder return comparisons in the Proxy Statements for its Annual Meetings of Stockholders held in 1993 through 1996. The particular stocks in each index are selected by S&P, and each index includes the Company's stock. In June of 1996, S&P changed the name and composition of its Auto Parts After Market index. The new index name is Auto Parts & Equipment, and the new index deletes two stocks from the former index and adds four new stocks.

     The following chart assumes three hypothetical $100 investments on January 1, 1991, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG THE COMPANY, S&P 500 INDEX
                  AND S&P AUTO PARTS & EQUIPMENT INDEX
            1991      1992     1993     1994     1995     1996
            ----      ----     ----     ----     ----     ----
          $100.00   $134.17  $ 99.35  $ 94.74  $ 99.80  $ 81.14
           100.00    107.62   118.46   120.03   165.13   203.05
           100.00    125.77   146.18   127.48   157.61   176.84

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1996 the Company's Board of Directors held seven Board meetings, seven meetings of the Board's Audit and Compensation Committee and three meetings of the Board's Nominating Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year.

     The Company's Audit and Compensation Committee consists of Directors Aronson, Fretz, Gormley, and Meltzer. The functions of this Committee include recommending the engaging and discharging of the Company's independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls. In addition, the Committee recommends the remuneration arrangements for the Company's officers, the adoption of a compensation plan in which officers are eligible to participate, and the granting of options or other benefits under any such plan.

     The Nominating Committee, composed of Directors Davis, Dunford, Rooney, and Shuey, conducts the search for, evaluation of, and proposal to the Board for nomination of qualified, competent and worthy candidates. The Nominating Committee will consider candidates proposed by stockholders of this Company or other parties. Such a recommendation must be in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors for a number of years and will continue in that capacity during 1997. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates. During 1996, Ernst & Young LLP rendered audit and related services to the Company, including an audit of the Company's annual financial statements and reviews of quarterly reports. There is no understanding or agreement between the Company and its independent auditors that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so. Professional services rendered by the Company's independent auditors are reviewed by

(continued)
the Audit and Compensation Committee both as to the advisability and scope of the service, and also to consider whether such service would affect the continuing independence of the Company's independent auditors.

BENEFICIAL OWNERSHIP OF SHARES

     The information which follows is furnished as of March 10, 1997, to indicate those persons known by the Company to be holders of record of, or who may be the beneficial owners of, more than 5% of any class of the Company's voting securities.

                  Name and Address of    Amount and Nature of    Percent
Title of Class     Beneficial Owner      Beneficial Ownership    Of Class
--------------    -------------------    --------------------    --------
Common Stock      National City Bank*        7,819,490 shs#         9.9%
                  P.O. Box 5756
                  Cleveland, OH  44101

Common Stock      INVESCO PLC                7,995,160 shs+         9.7%
                  11 Devonshire Square
                  London EC2M4YR
                  England

Common Stock      J. P. Morgan & Co.         5,393,186 shs++        6.5%
                  Incorporated
                  60 Wall Street
                  New York, NY 10260

(*) Trustee for the Company's Thrift and Profit Sharing Plan and the Pre-Tax Savings Plans at the Auburn, Bowling Green, Findlay, El Dorado, and Texarkana Plants.

(#) National City Bank, in its fiduciary capacity as Trustee of each Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants. However, if no such instructions are received by the close of business two (2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant's shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(+) According to a filing on Schedule 13G with the Securities and Exchange Commission dated February 10, 1997, subsidiaries of INVESCO PLC, a holding company, hold the indicated shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares; the shares are held solely for investment purposes in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to no shares, shared power to vote with respect to all the indicated shares, sole power to dispose with respect to no shares, and shared power to dispose with respect to all the indicated shares.
(continued)                         17

(++) According to an amendment dated December 31, 1996, updating a prior filing on Schedule 13G with the Securities and Exchange Commission, J.P. Morgan & Co. Incorporated, a holding company, and its subsidiaries acquired the indicated shares in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to 3,641,964 shares; shared power to vote with respect to 19,300 shares; sole power to dispose with respect to 5,330,486 shares; and shared power to dispose with respect to 26,350 shares.

     The information which follows is furnished as of March 10, 1997, to indicate ownership by all executive officers and Directors of the Company, as a group, and each Named Executive Officer, Director or nominee, individually, of each class of the Company's voting securities.

Unless otherwise indicated, the nature of the beneficial ownership consisted of sole voting and investment power.

                        Name of         Amount and Nature of   Percent
Title of Class      Beneficial Owner    Beneficial Ownership   of Class
--------------      ----------------    --------------------   --------
Common Stock      All executive officers      1,158,316 shs*      1.5%
                   and Directors as a group
Common Stock      Arthur H. Aronson                 607 shs#       ##
Common Stock      Delmont A. Davis                1,614 shs#       ##
Common Stock      Edsel D. Dunford               11,725 shs#       ##
Common Stock      John Fahl                      96,442 shs#       ##
Common Stock      Deborah M. Fretz                  300 shs        ##
Common Stock      Robert C. Gasser               70,650 shs#       ##
Common Stock      Dennis J. Gormley               2,060 shs#       ##
Common Stock      William S. Klein              146,117 shs#       ##
Common Stock      John F. Meier                   1,000 shs        ##
Common Stock      Allan H. Meltzer               10,000 shs#,+     ##
Common Stock      J. Alec Reinhardt             296,871 shs#,      ##
Common Stock      Patrick W. Rooney             270,525 shs#       ##
Common Stock      John H. Shuey                     500 shs        ##

    ##Less than 1%
(*) Includes 128,006 shares obtainable on exercise of stock options within 60 days following March 10, 1997, which options have not been exercised. The nature of the beneficial ownership consists of 482,040 shares subject to sole voting and investment power, and 6,800 shares subject to shared voting and investment power. Of the shares shown as beneficially owned, 569,276 or .7% of the shares outstanding, are shares held in the Company's Thrift and Profit Sharing Plan for the account of the various officers and Directors.

(#) Includes shares obtainable on exercise of stock options within 60 days following March 10, 1997, which options have not been exercised, as follows: Arthur H. Aronson - 107; Delmont A. Davis - 1,514; Edsel D. Dunford - 725; John Fahl - 12,750; Robert C. Gasser - 11,950; Dennis J. Gormley - 2,060; William S. Klein - 9,900; Allan H. Meltzer - 3,600; J. Alec Reinhardt - 18,100; and Patrick W. Rooney - 41,450.

(continued)
                                     18

(+)  Includes 6,400 shares subject to shared voting and investment power.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company.

     To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1996, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

           STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the 1998 Annual Meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company not later than November 25, 1997.

                     SOLICITATION AND OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson & Co., New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,500, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, telegram or personal interview, request the return of proxies.

     Please mark, execute and return the accompanying proxy so that your shares may be voted at the meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                              Stan C. Kaiman, Secretary
                                                         March 25, 1997

     IMPORTANT: All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                 <LOGO>
                      COOPER TIRE & RUBBER COMPANY


                                 NOTICE
                   of Annual Meeting of Stockholders
                          and Proxy Statement

                              May 6, 1997

                               IMPORTANT:
          All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                 PROXY
                                 -----
                      COOPER TIRE & RUBBER COMPANY

      This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints J. Fahl, S. C. Kaiman, J. A. Reinhardt, and P. W. Rooney and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio on May 6, 1997, and any adjournment thereof, and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 10, 1997, upon the matters set forth in the notice of said meeting and on the reverse side hereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees:

         John F. Meier     Patrick W. Rooney     John H. Shuey

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY PROPOSAL, THEY WILL BE VOTED FOR SUCH PROPOSAL, INCLUDING ELECTION OF DIRECTORS.

                          (Continued, and to be signed, on reverse side)
------------------------------------------------------------------------

(X) Please mark your votes                    SHARES IN YOUR NAME
    as in this example.

1. Election of Directors                         PLEASE SIGN,
      (see reverse)                               DATE AND
                                                 RETURN THIS
   FOR          WITHHELD                         PROXY FORM
   ( )            ( )                             PROMPTLY
   For, except vote withheld
   from the following nominee(s):

   -----------------------------


Signature(s)--------------------------------  Date---------------


Signature(s)--------------------------------  Date---------------


Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.